Exhibit 99.1

To our valued convertible note holders,

I would like to take this opportunity to thank you for your support over the past 2 years as Tanke has worked hard to grow the business.  As a result of your investment, we have succeeded in increasing our revenue and cash flow.  Unfortunately, as many of you are aware, the financial markets have been very challenging for U.S. listed Chinese companies.  As a result, we are now faced with a very low valuation in the public markets, despite our best efforts to increase awareness within the investment community. As a result, none of the note holders were able to convert the notes to common stock, as we had anticipated, based on modest assumptions relative to public valuations when we completed the financing.

Clearly this has been a very challenging market for U.S. listed Chinese companies, which requires us to repay investors the full face value of the convertible notes.  We are committed to accomplishing this as quickly as possible. However, due to currency restrictions, we are having difficulty legally transferring funds from the People’s Republic of China back to the United States to repay the notes. In addition, the cash the operating company has on hand in China is significantly less than at the end of the third quarter of 2012, as we needed to increase our capital expenditures related to the new production facility.  We also require significant upfront cash to purchase and prepay raw materials from our suppliers at the beginning of the New Year to lock in prices.  This is standard practice for our industry in China.

In order to address these challenges, we have hired outside consultants that are very familiar with the debt markets and currency restrictions in China.  We are working with our consultants to raise our local borrowing capacity in China and concurrently overcome the challenges related to transferring capital outside of China.

Based on our preliminary evaluation and feedback from our consultants, we are quite confident that we can secure additional debt financing to repay the notes.  We have already engaged in initial discussions with several banks in China and have plans to speak with additional banks to secure the best possible terms.  We are also exploring options with several capital leasing companies that should provide us additional options related to our working capital.  Moreover, we believe we have identified an effective mechanism to legally direct funds outside of China from RMB to USD.  As you know, the currency restrictions are very complicated and this is not an easy process, but we have been assured that there are several viable structures that should be fully compliant with PRC law.  We are actively exploring these options.

Given the current market environment and the fact that our stock is well below the conversion price, we require additional time to repay the notes, but we are committed to finding a solution as quickly as possible.  Tanke has consistently upheld the highest standards as a public company, evidenced by the fact we recently upgraded our auditor, and it is our hope that the markets will improve.

We understand that investors may have questions related to our ongoing efforts and we are committed to 100% transparency and repayment of the notes in full as soon as possible.  For this reason, we are working closely with Euro Pacific to keep them apprised of our progress and we plan to host a conference call at 11AM Eastern Time on Thursday, February 14th to answer any questions investors may have.  For dial in instructions, and to submit questions in advance, please contact your Euro Pacific representative.

Thank you for your continued support and understanding.

Sincerely,

Gilbert Lee
Chief Financial Officer
Tanke BioScience Corporation